Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To the Board of Directors of United Energy Corp.

We have issued our report dated June 1, 2005 accompanying the consolidated financial statements of United Energy Corporation and subsidiaries included in the Annual Report on Form 10-KSB for the year ended March 31, 2005 which are incorporated by reference in this Registration Statement. We consent, to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ Imowitz Koenig & Co., LLP

New York, New York
September 27, 2005